Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Acquisition of Cosense, Inc.

Hampton, VA, April 3, 2012 – Measurement Specialties, Inc. (NASDAQ: MEAS) (the “Company”), a global designer and manufacturer of sensors and sensor-based systems, announced the acquisition of the assets of Cosense, Inc. (“Cosense”), a technological leader in the design and manufacture of engineered ultrasonic sensors and switches used in semiconductor, medical, aerospace and industrial applications. The transaction closed April 2, 2012.

Frank Guidone, Company CEO commented, “Cosense’s ultrasonic sensors are an excellent addition to our current product portfolio and fit nicely within our Piezo product line. Cosense products are used for single-point, multi-point and continuous liquid level measurement, along with entrained bubble detection. Their innovative solutions are very complementary to our existing product offering, particularly within the high purity semiconductor, medical infusion pump and commercial aerospace markets.”

The purchase price for the assets of Cosense was $11.5 million. The Company paid $10.0 million in cash at closing and will pay an additional $1.5 million on April 2, 2013 subject to offset for certain indemnification rights. The Company expects the transaction to add approximately $7.5 million in annual net sales, and ~$2.0 million in EBITDA.

Naim Dam, Cosense CEO commented, “We are excited to be part of the MEAS family; their technical experience in ultrasonics, global sales force and worldwide manufacturing footprint make them an excellent partner for Cosense. We look forward to leveraging their broad application knowledge to expand our reach and accelerate growth.”

About Measurement Specialties: Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA 23666     •     www.meas-spec.com

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  as “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", " believe", "future prospects", or similar expressions.  Factors that might cause actual results to differ materially from the expected results described in or underlying our forward-looking statements include: Conditions in the general economy, including risks associated with the current financial crisis and worldwide economic conditions and reduced demand for products that incorporate our products; Competitive factors, such as price pressures and the potential emergence of rival technologies; Compliance with export control laws and regulations; Fluctuations in foreign currency exchange and interest rates; Interruptions of suppliers’ operations or the refusal of our suppliers to provide us with component materials, particularly in light of the current economic conditions and potential for suppliers to fail; Timely development, market acceptance and warranty performance of new products; Changes in product mix, costs and yields; Uncertainties related to doing business in Europe and China; Legislative initiatives, including tax legislation and other changes in the Company’s tax position; Legal proceedings; Compliance with debt covenants, including events beyond our control; Conditions in the credit markets, including our ability to raise additional funds or refinance our existing credit facility; Adverse developments in the automotive industry and other markets served by us; and risk factors listed from time to time in the reports we file with the SEC.  The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this release.

Company Contact: Mark Thomson, CFO, (757) 766-4224

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA 23666     •     www.meas-spec.com